Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-145447 on Form S-4 of CyberSource Corporation of (i) our report dated March 15, 2007 (August 8, 2007 as to the effect of the discontinuation of the Telecom Decisioning Services business described in Notes 2, 3, 5, and 16) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Standards No. 123(R), “Share-Based Payment,” effective January 1, 2006) relating to the consolidated financial statements of Authorize.Net Holdings, Inc. (formerly Lightbridge, Inc.) and subsidiaries, appearing in the Current Report on Form 8-K dated August 8, 2007 of Authorize.Net Holdings, Inc. and (ii) our report dated March 15, 2007 relating to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K dated March 15, 2007 of Authorize.Net Holdings, Inc. for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

September 14, 2007